Exhibit 99.1

NEWS RELEASE
Completel Europe N.V.                    Investor Contact:
Kruisweg 609                             Catherine Blanchet, Investor Relations
2132 NA Hoofddorp                        Tel: +33 1 72 92 20 32
The Netherlands                          e-mail : c.blanchet@completel.fr
+31 20 666 1701
(ParisBourse: CTL; NASDAQ: CLTL)
August 14th, 2002



          RECAPITALIZATION PLAN EXPECTED TO BE COMPLETED IN SEPTEMBER
 EQUITY COMMITMENT AT (euro)39.9 MILLION MAY INCREASE UP TO (euro)47 MILLION

                 COMPLETEL BUSINESS FOCUS ON FRENCH OPERATIONS
              Q2'02 FRENCH RETAIL REVENUES GREW BY 11% OVER Q1'02
                  FRENCH GROSS MARGIN AT 36% vs. 30% in Q1'02


Restructuring:

o        Recapitalization plan on target and closing expected in September
         2002

o Completel expects that, upon completion of the recapitalization, it will have almost no debt and will be fully funded to achieve positive cash flow

o Total of(euro)39.9 million of equity committed vs.(euro)38 million committed last May. We may raise an additional(euro)7.1 million through a combination of additional equity investments and a proposed warrant offering

o German operations were sold on May 10, 2002, and UK operations sold on May, 15, 2002

Q2 2002 Financial Highlights:

o Growth of French retail revenue by 11% to (euro)17.3 million for Q2'02 from (euro)15.6 million for Q1'02

o French gross margin up to 35.8% for the quarter vs. 30.1% in the prior quarter

o        Unrestricted cash of (euro)37.4 million at the end of June 2002

Q2 2002 French Operational Highlights:

o        168 new buildings connected during the quarter

o More than 30 new service contracts were signed with government institutions during the quarter

o Successful launch of IP-VPN o Partnership agreement signed with Alcatel Reseaux d'Entreprise (now NextiraOne) to provide end-to-end communication solutions


Completel Europe NV, an integrated communications provider serving the French telecom market, today announced results for the second quarter 2002(1). Completel reported second quarter revenues of (euro)24.1 million compared to
(euro)18.6 million in Q2'01, an increase of 29.6%.

Jerome de Vitry, Completel Chief Executive Officer, commented : "Our recapitalization plan should be completed in September. After the recapitalization, Completel will emerge as an even stronger competitor serving the French market. We expect to have almost no debt and to be fully-funded to achieve cash flow breakeven. More importantly, the equity committed exceeds our initial plan and further strengthens our balance sheet. I can assure our customers that we will continue to provide them with the best telecom products and services in the future".

Jerome de Vitry added : "We were able to expand our business in the quarter and make significant improvements in margins. Despite the challenges of the recapitalization process, our teams remained dedicated to selling and connecting customers and have delivered sound results : growth of 11% in retail revenue and 13% in new retail building connections over Q1'02. In Q2'02, retail revenue grew to (euro)17.3 million from (euro)15.6 million and we connected a total of 1,488 buildings. These improvements are significant because of the shift in customer product mix toward higher margin products - such as incoming voice, inter-sites traffic, data and VPN services - and better network efficiency, a trend which we have been experiencing since the fourth quarter of 2001".

Jehan Coquebert de Neuville, President of French Operations, stated : "We are seeing good demand for higher margin products such as LAN-to-LAN and IP-VPN services from both existing and new business customers. We are now in a position to penetrate new strategic markets, such as national and regional customer accounts and national government agencies, utilizing our key competitive strengths - our comprehensive product portfolio, our extensive local network coverage and direct fibre connections. Under challenging market conditions, we won new large accounts and improved our penetration in the governmental sector by signing more than 30 new contracts with government institutions; at the same time reducing our overhead overall, we have reinforced our sales team".

Alexandre Westphalen, VP Finance, added : "We remain focused on limiting our cash burn. As of the end of June 2002, unrestricted cash was at (euro)37.4 million, exceeding expectations. This was the direct result of the sale of German and UK operations, the reduction of operating losses through the gross margin increase and planned overhead reductions, as well as the limitation of capital expenditures to construction focused on direct customer acquisition. As we have previously announced, our network has been fully built out. With our network and infrastructure in place, we can concentrate most of our capital expenditures on customer connections. It is important to note that compared with Q1'02, we have significantly reduced our CAPEX outlays by 57%. Additionally, we have launched on-going actions to further reduce our S,G&A expenses, such as the closing of our London offices and the simplification of our headquarters corporate structure".

Summary Financial Information

As per SFAS144 & APB30, financials reported for Q2'02 and previous periods are based on continuing operations (excluding the contribution of the operations in the UK and Germany sold last May).

Financials
---------------------------------------------------------------------------------------------------
                                      Q2'01       Q1'02       Q2'02       Growth        Growth
In million of Euros                                                       Q2'02/        Q2'02/
                                                                           Q2'01         Q1'02
-------------------------------------------------------------------------------------------
Revenue                               18.6        23.0        24.1         30%            5%
-------------------------------------------------------------------------------------------
Gross Margin                           3.4         6.9         8.6        153%           25%
-------------------------------------------------------------------------------------------
Capex                                 28.9        10.9         4.7        (84%)         (57%)
-------------------------------------------------------------------------------------------

Financial information from continuing operations (excluding contribution of UK and Germany)

Operating Statistics

------------------------------------------------------------------------------------
                                                   Q1'02      Q2'02        Growth
ON-NET METRICS                                                           Q2'02/Q1'02
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Cumulative buildings connected                     1,320     1,488         13%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Cumulative total customers connected               1,030     1,105          7%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Cumulative on-net retail customers                   981     1,058          8%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
ARPU (Euros/month)                                 4,615     4,675          1%
-------------------------------------------------------------------------------

Operating statistics exclude the contribution of the UK and Germany


Financial Review

Revenue

The French business generated revenue of (euro) 24.1 million in the second quarter of 2002.


--------------------------------------------------------------------------------------------------------
French Revenue Breakdown                      Q2'01       Q1'02        Q2'02        Growth        Growth
In million of euros                                                                 Q2'02/        Q2'02/
                                                                                     Q2'01        Q1'02
--------------------------------------------------------------------------------------------------------
Retail: Voice                                  6.2        11.8          13.0          110%          10%
--------------------------------------------------------------------------------------------------------
Retail: Internet, Data & Hosting               2.3         3.8           4.3           87%          13%
--------------------------------------------------------------------------------------------------------
Total Retail Revenue                           8.5        15.6          17.3          104%          11%
--------------------------------------------------------------------------------------------------------
Carriers Revenue                               2.3         3.6           3.6           57%           0%
--------------------------------------------------------------------------------------------------------
ISP Dial Up Termination Revenue                7.8         3.8           3.2          (59%)        (16%)
--------------------------------------------------------------------------------------------------------
Total Revenue                                 18.6        23.0          24.1           30%           5%
--------------------------------------------------------------------------------------------------------

Revenue

French retail revenue more than doubled in the second quarter of 2002 compared to second quarter 2001 and increased by 11% compared to the previous quarter, reflecting the continued focus of the company on retail activity. Retail revenue accounted for 72% of total revenue in the second quarter of 2002 compared to 45% in Q2'01, significantly reducing the exposure to the volatile ISP market and weaker carrier market. As anticipated and announced, the ISP dial up business is less prominent as the company is focusing on retail activity.

The increase of retail revenue was driven by a continued demand from existing and new customers, introduction of new services such as intercity LAN-to-LAN and IP-VPN, and penetration of higher value national accounts such as the Meridien hotels, SNCF (French Railways) and SNECMA. During the quarter, Completel also confirmed its success in serving government institutions by signing more than 30 new contracts with government entities, including the Paris Chamber of Commerce, the Minister of Transportation, the Strasbourg area city halls, and the National Science Research Centre (CNRS).

The increase of retail revenue was driven by solid operational progress. Completel on-net customer base reached 1,058 retail customers compared to 981 in Q1'02. There were 168 additional buildings connected to the network during the quarter for a total of 1,488 buildings connected at the end of the quarter. The increase in building connections reflects further penetration of multi-site companies, such as EDF, Alcatel Reseaux Entreprises, Groupama and IBM.

Both the carrier and the ISP dial up business are becoming smaller as a percentage of revenues as the company continues to focus on retail activity. Together, the carrier and ISP businesses respectively were 54% of revenues in Q2'01, 32% in Q1'02 and 28% in Q2'02.

Gross Margin

The French operations reported a gross margin of 35.8% in the second quarter of 2002 compared to 30.1% in Q1'02 and 18.3% in Q2'01. This improvement is primarily the result of (1) a continued focus on sales of higher margin products, (2) an improved network cost efficiency as a result of increase in traffic carried on the network, and (3) a reduction in average customer fixed network costs due to an increase in the total number of on net customers.

Completel's gross margin is expected to continue to improve as additional customers are added, network utilization improves with increased on net traffic, and customers continue to move towards higher margin products and services.

S,G&A

Selling, General and Administrative expenses (S,G&A) from continuing operations decreased from (euro)16.2 million in Q2'01 to (euro)15.0 million in Q2'02 even though revenue more than doubled over the same period.

Completel has launched ongoing actions to generate further S,G&A expense reduction before the end of the year in specific targeted areas. Completel has decided to concentrate its efforts only in France. Consequently, the London offices were closed, and the headquarters corporate structure was simplified at the end of Q2'02. The hosting activity has been successfully integrated into the core telecom activities. Hosting products and services are now sold by the telecom sales force, further lowering overhead costs associated with this activity.

Operating losses

For the second quarter of 2002, operating losses were ((euro)21.5) million, including ((euro)2.5) million of non-cash compensation charges, ((euro)7.5) million of depreciation and amortization, and ((euro)5.1) million of restructuring, impairment and other charges.

In comparison, for the first quarter of 2002, operating losses were ((euro)20.0) million, including ((euro)0.5) million of non-cash compensation charges, ((euro)7.7) million of depreciation and amortization, and ((euro)3.9) million of restructuring, impairment and other charges. For the second quarter of 2001, operating losses were ((euro)22.7) million, including ((euro)1.7) million of non-cash compensation charges, ((euro)6.7) million of depreciation and amortization, and ((euro)1.5) million of restructuring, impairment and other charges.

Exceptional Charges

During the second quarter of 2002, Completel bare an exceptional loss of
(euro)5.5 million to reflect the disposal of our operations in Germany and the United Kingdom.

Capital Expenditures

Capital expenditures for the second quarter of 2002 amounted to (euro)4.7 million. This represents a reduction of 84% and 57% compared to Q2'01 and Q1'02, respectively. The company has previously announced that it had completed the build-out of its MANs. In the future, most asset deployment should be success based and thus, primarily related to customer connections and, to a lesser extent, to capacity increase in response to traffic growth.


Funding and Outlook

As of June 30, 2002, Completel had (euro)37.4 million in unrestricted cash and equivalents. Cash disbursements in the second quarter of 2002 were (euro)18.8 million, of which (euro)11.8 million were related to continuing operations.

Completel expects that, upon completion of the recapitalization, its existing cash balance and the additional equity infusion, together with the anticipated cash flow from its operations, will provide it with sufficient capital to fully fund its restructured operations to cash flow breakeven.

Completel believes that the strong demand for its retail services in France will continue in line with its experience over the past year. The company expects that, if this revenue trend and demand for higher margin products continue and no significant network additions are required, the company should achieve cash flow breakeven in the first quarter of 2004.

Recapitalization

Marie-Laure Weisberg, General Counsel, stated that : "The financial recapitalization plan is on target and is expected to be completed in September 2002."

The details of the recapitalization terms and conditions are disclosed in the Extraordinary General Meeting ("EGM") proxy statement available on www.completel.com.

The closing of the recapitalization is now contingent upon the following events: - the affirmative vote of Completel's shareholders during the EGM scheduled on August 20th and - the Dutch court hearing to enact the Akkoord scheduled on August 21st.

Also, Completel is currently pursuing the listing of its ordinary shares and preferred shares that will be issued pursuant to the recapitalization on Euronext Paris.

Personnel Changes

Stefan Sater, Investor Relations Director, left the company on August 8th. Jerome de Vitry, Chief Executive Officer, extended to Stefan his best wishes in his pursue of new opportunities.

Jerome de Vitry further noted that "as we focus on the new Completel, investor relations will be covered by Catherine Blanchet, Director of Strategic Planning, who has been with the company since its inception and has proven invaluable in all the company financing transactions; I'm confident she will further successfully develop our investor relations."

Conference Call
Further discussion of the above will be provided on the Company's quarterly call to be held on August 14, 2002 at 15:00 CET.

Completel Europe NV (ParisBourse: CTL; NASDAQ:CLTL).
Completel is a facilities-based provider of fibre optic local access telecommunications and Internet services to business end-users, carriers and ISPs with activities predominantly located in France.

NOTE:
The cash resource forecasts in the funding and outlook section, as well as certain other information in this press release, constitute "forward-looking statements" within the meaning of Section 21E of the U.S. Securities Exchange Act. These forward-looking statements are identified by their use of such words as "believes," "anticipates," "should," "may," "expects" and similar expressions. Such statements are based on the current expectations and assumptions of the management of Completel only, and Completel does not undertake to publicly update or revise these statements, whether as a result of new information, future events or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Completel's actual future results, performance and achievements to differ materially from those forecasted or suggested in this press release. The most important of such factors is Completel's potential inability to effect its recapitalization on the terms described in its most recent proxy statement. Furthermore, with respect to cash resource forecasts and other forward-looking information, such factors include, but are not limited to: (a) decline in demand for Completel's telecommunications services;
(b) pricing pressures from Completel's direct competitors as well as from providers of alternative services; (c) failures, shutdowns or service disturbances with respect to Completel's networks; (d) unforeseen delays or increased expenditures incurred in the buildout of Completel's networks; (e) Completel's inability to develop and maintain efficient operations support; and (f) regulatory developments in Europe adverse to Completel or difficulties of Completel in maintaining necessary telecommunications licenses or other governmental approvals. For a more detailed discussion of such risks affecting the Company, please refer to Completel's proxy statement, 10-K,10-Q and 8-K reports filed with the U.S. Securities and Exchange Commission.


 Paris office: Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex, FRANCE
                            Tel : +33 1 72 92 20 00
                               www.completel.com




COMPLETEL EUROPE N.V. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Stated in thousands of Euros, except share and per share amounts)
(Unaudited)



                                                          Three Months Ended June 30,            Six Months Ended June 30,
                                                     --------------------------------------------------------------------------
                                                           2002               2001                2002              2001
                                                     ------------------ -----------------   ----------------- -----------------

REVENUES                                                        24,094            18,599              47,046            34,202

OPERATING EXPENSES:
     Network costs                                              15,471            15,192              31,515            29,445
     Selling, general and administrative                        15,002            16,182              29,903            31,839
     Non-cash compensation charges                               2,464             1,733               2,915                 2
     Depreciation and amortization                               7,501             6,698              15,227            12,019
     Restructuring, impairment and other charges                 5,139             1,489               9,012             1,489
                                                     ------------------ -----------------   ----------------- -----------------

         Total operating expenses                               45,577            41,294              88,572            74,794
                                                     ------------------ -----------------   ----------------- -----------------

OPERATING LOSS                                                 (21,483)          (22,695)            (41,526)          (40,592)

OTHER INCOME (EXPENSE):
     Interest income                                               669             3,531               1,228             8,901
     Interest expense, net of capitalized interest              (8,484)           (7,011)            (15,941)          (15,356)
     Foreign exchange gain (loss) and other expense             12,259            (2,499)             18,481            (5,602)
                                                     ------------------ -----------------   ----------------- -----------------

         Total other income (expense)                            4,444            (5,979)              3,768           (12,057)
                                                     ------------------ -----------------   ----------------- -----------------


NET LOSS FROM CONTINUING OPERATIONS                            (17,039)          (28,674)            (37,758)          (52,649)
                                                     ------------------ -----------------   ----------------- -----------------

DISCONTINUED OPERATIONS:
     Loss from discontinued operations                          (5,499)          (21,846)            (13,151)          (38,473)
                                                     ------------------ -----------------   ----------------- -----------------

NET LOSS                                                       (22,538)          (50,520)            (50,909)          (91,122)
                                                     ================== =================   ================= =================

BASIC AND DILUTED LOSS PER ORDINARY SHARE                        (0.14)            (0.32)              (0.32)            (0.58)
                                                     ================== =================   ================= =================

WEIGHTED AVERAGE NUMBER OF ORDINARY
     SHARES OUTSTANDING                                    157,419,330       157,418,830         157,419,330       157,416,311
                                                     ================== =================   ================= =================


                                      COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                            (Stated in thousands of euro)
                                                    (unaudited)
                                               ASSETS                                              June 30,       December 31,
                                                                                                       2002               2001
      CURRENT ASSETS:
         Cash and cash equivalents                                                              Euro 37,369        Euro 81,613
         Short-term investments, restricted                                                          16,689             16,694
       Customer accounts receivable, net of allowance for doubtful receivables
       of 919 and 2,330, respectively                                                                17,438             18,357
       Affiliate receivables                                                                            134              2,121
       VAT receivables                                                                               14,411             24,472
        Prepaid expenses and other current assets                                                     6,001             11,494

                 Total current assets                                                                92,042            154,751

      NON-CURRENT ASSETS:
        Property and equipment, net                                                                 252,317            277,807
        Licenses and other intangibles, net of accumulated
             amortization of 254 and 335, respectively                                                  791              2,104
        Goodwill                                                                                      5,793              5,793
        Deferred financing costs, net                                                                 7,092              7,525
        Non-current investments, restricted                                                               -              8,085
        Other non-current assets                                                                      1,382              2,525

                Total non-current assets                                                            267,375            303,839

      TOTAL ASSETS                                                                             Euro 359,417       Euro 458,590

                                                  LIABILITIES AND SHAREHOLDERS' EQUITY
      CURRENT LIABILITIES:
        Network vendor payables                                                                 Euro 12,588        Euro 37,356
        Accrued liabilities                                                                          17,699             11,640
        Accrued payroll                                                                               3,766             10,256
        Trade accounts payable                                                                       28,186             48,294
        Affiliate payables                                                                              354              1,393

                Total current liabilities                                                            62,593            108,939

      LONG-TERM DEBT                                                                                222,422            227,735

      TOTAL SHAREHOLDERS' EQUITY                                                                     74,402            121,916
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                               Euro 359,417       Euro 458,590

            The accompanying notes are an integral part of these unaudited consolidated balance sheets.





--------
(1)      Financials for continuing operations - excluding contribution of UK and Germany